Exhibit 10B.


                                SUPPLY AGREEMENT

            This Supply Agreement ("Agreement") is made and entered into as of this fifteenth day of May, 1998 by and between United Grocers, Inc., an Oregon business corporation ("Supplier"), and Smart & Final Inc., a Delaware corporation ("Company").

                                    RECITALS
                                    --------

         A. Supplier and Company have entered into that certain Asset Purchase Agreement ("the Purchase Agreement") dated as of May 15, 1998, whereby Supplier has agreed to sell certain assets to Company.

         B. The assets to be purchased by Company include the leasehold and fee interests held by Supplier in certain properties located in California, Idaho, Oregon and Washington and more particularly described in the Purchase Agreement, and herein collectively referred to as the "Properties". For purposes of this Agreement, those Properties located in California (except for the Properties located in Redding and Eureka, California) are hereinafter referred to as the "California Excluded Properties"; the Properties located in Redding and Eureka, California are herein referred to as the "California Included Properties".

         C. Pursuant to the terms of the Purchase Agreement, Supplier has agreed to supply various food products, dry goods and support services to Company in connection with the Properties, all pursuant to the terms of this Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants set forth below, the parties agree as follows:

        1. Products. Company presently purchases approximately 13% of its products through Direct Store Deliveries ("DSD") and approximately 87% of its products are supplied by Supplier through its distribution center. Company will continue to use Supplier as its primary supplier, buying no less than 95% of those products ("Products") described on Exhibit "A" which historically have been provided by Supplier (the "Company's Minimum Purchase Requirement"). The dollar amount of Company's Minimum Purchase Requirement will vary depending on the level of Company's overall business and Company's relative sales growth of DSD and non-DSD products. Company's Minimum Purchase Requirement will apply to all Company stores initially and will exclude Products purchased by the Excluded Stores once they commence to be supplied through other sources. Company shall place orders for Products with Supplier by on-line transmission, according to a schedule and protocol to be mutually agreed to by the parties following execution of this Agreement (but in all essential respects no less than the levels of service that have historically been provided to those warehouses stores heretofore operated by Supplier as United Grocer Cash & Carry Stores (the "Cash & Carry Stores")). Supplier agrees that, during the Term, the Service Level for those 215 items designated on Exhibit B (the "Always-In Merchandise") ordered by Company hereunder will be maintained at a minimum of 98.5% and, for all other merchandise currently supplied by Supplier to the Cash & Carry Stores ("All Other Merchandise"), at

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96.0% (herein the "Service Levels"). Supplier will provide Company, throughout the term of this Agreement, a monthly Service Level Reconciliation Report showing, with respect to all orders submitted and with respect to which Products were shipped during that month, (a) the aggregate dollar amount, calculated by reference to Supplier's landed net cost as of the date of the various orders submitted during that month by Company (the "Gross Order Amount"), (b) the aggregate dollar amount (based upon Supplier's landed net cost as of the date of the corresponding orders) of all Products, during the agreed-upon delivery windows, shipped or available for pick-up, as the case may be, pursuant to orders submitted during that month (the "Actual Delivered Amount"), and (c) the aggregate dollar amount reflected in the Gross Order Amount attributable to Products that have been discontinued, that were unauthorized, or that were unavailable or out-of-stock (including "vendor's scratches", vendor out-of-stock and vendor out-of-pack) (the "Order Reduction Amount"). The Service Level for a given period shall be calculated as the relationship of (i) the Actual Delivered Amount to (ii) the Gross Ordered Amount less the Order Reduction Amount (which resulting difference is herein referred to as the "Net Ordered Amount"). Service Level percentages will not be adversely affected by any error by Company in booking advertising and feature items, including sales levels of feature items in excess of projections made by Company. If the Service Level for any month falls below the level required hereby (a "Service Level Breach"), Company shall give notice to Supplier and Supplier shall use its best efforts to immediately restore the required Service Level. In the event that the average Service Level, calculated for any given calendar quarter during the term hereof, falls below ninety percent (90%) (a "Major Service Level Breach"), then, without prejudice to any other rights or remedies available to Company, Company, at its option, and upon 30 days' notice to Supplier, may terminate this Agreement. Notwithstanding the foregoing provisions, Supplier will not be in breach hereof, and no Service Level Breach or Major Service Level Breach will be deemed to have occurred, if Supplier's failure to maintain the requisite Service Level as provided herein is a result of or otherwise occurs contemporaneously with (A) a material default by Company under this Agreement, (B) picketing or other labor disputes at the Cash & Carry Warehouses or at any Supplier facility, (C) an event of force majeure as described in Section 15 below, (D) failure by Company to provide to Supplier on a timely basis, as appropriate the Ad/Display Requirements and/or the New Product Projections as contemplated by Section 17(a). Notwithstanding the foregoing, each party agrees to notify the other party promptly if it disputes the action of the other party with respect to an actual or alleged Service Level Breach or Major Service Level Breach. The parties agree to use their best efforts to resolve any disputes through good faith negotiation within fifteen (15) days of such notice. If any such dispute is not so resolved within said fifteen (15) day period, the parties shall submit the dispute to binding arbitration as provided in Section 27. Supplier agrees to continue to service Company's special order requirements at such historic levels of service as are set forth on Exhibit C that Supplier provided to the Cash & Carry Stores for such special orders. Supplier also shall continue to order, and Supplier shall continue to warehouse, all Products including, but not limited to, retail dry grocery, produce, fresh and smoked meats, deli and frozen meats and foods, at Supplier's landed net cost during the term of this Agreement, on such basis as Supplier, in its discretion, determines is reasonably necessary to service its obligations hereunder.

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          2. Pricing.
             -------

         (a) The invoice price shall reflect "Supplier's landed net cost" for such Product as of the date of invoice, plus the "Per Invoice Fee" (as defined below).

         (b) As used herein, "Supplier's landed net cost" with respect to any item of merchandise sold or inventory maintained pursuant hereto shall mean the actual invoiced cost to Supplier for such item of merchandise, including cross-docking costs, the out-of-pocket cost of transportation, handling and insurance in connection with the shipment and warehousing of such item of merchandise to the U.G. warehouse, less all applicable discounts, rebates and allowances actually allowed (including, without limitation, those allowed by or with respect to purchases of All Kitchen, Western Family and tobacco products) to U.G. in connection therewith, but excluding all applicable state and federal excise taxes on cigarettes and tobacco products; provided further that, notwithstanding anything to the contrary set forth herein, discounts and allowances granted by Supplier's vendors for a specified duration shall be reallowed to Company with respect to orders submitted during that duration only; and provided further that, notwithstanding anything to the contrary herein set forth, in no event shall Supplier's landed net cost be reduced by, nor shall Supplier be required to reallow or pass through to Company, any dividend or other distribution, or any allocation (or similar benefit arising out of Company's ownership interest in Western Family) declared, paid, awarded or given to Supplier from or by Western Family. In calculating Supplier's landed net cost of an item, any fractional cents shall be rounded up or down to the nearest cent.

         (c) Supplier will provide Company, within ten (10) days following the end of each calendar quarter throughout the term of this Agreement, a quarterly product mix report (the "Product Mix Report"), showing the invoiced amount and applicable percentage of all Product shipped during that quarter by those Product classifications shown on Exhibit D, attached hereto and by this reference incorporated herein in its entirety. In addition, within ten (10) days following the end of each calendar quarter throughout the term of this Agreement, Company shall furnish to Supplier a statement, certified by an executive officer of Company, as to whether the Company, during the entirety of that calendar quarter, satisfied all of its inventory and merchandise requirements for all Products through Supplier, and if not, that the Company met or exceeded the Company's Minimum Purchase Requirement (the "Company Certification").

         (d) As used herein, the "Per Invoice Fee" shall be calculated with respect to each invoice in an amount equal to the appropriate fee percentage (the "Fee Percentage") of the landed net cost of Products shipped pursuant to that invoice (excluding any DSD purchases instigated by Company). Initially, the Fee Percentage for Products purchased for shipment to all Properties shall be six and three-eighths percent (6.375%); from and after the California Change-Over Date (as defined in Section 6 below), the Fee Percentage for Products purchased for shipment to all Properties other than the California Included Properties shall be six and three-eighths percent (6.375%), and the Fee


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Percentage for Products purchased for shipment to the California Included
Properties shall be six and three-quarters percent (6.75%); provided, however, that all applicable state and federal excise taxes on cigarettes and tobacco products will be excluded from the Per Invoice Fee; and provided further that, if Company at any time should fail to purchase from Supplier, on a relative basis with respect to all Products so purchased, measured semi-annually, a mix of Product classifications, such that the percentage attributable to any one such Product classification falls outside the range of percentage tolerances set forth on Exhibit D (such an event herein being referred to as a "Re-evaluation Event"), then, during that ten (10) day period following the delivery and receipt by each of the parties of the Product Mix Report and Company Certification for the end of the semi-annual period during which that Re-evaluation Event occurred, each of the parties shall endeavor to negotiate in good faith an adjustment to the Fee Percentage, in order that the adjusted Fee Percentage approximates, as nearly as possible, the anticipated benefit to Company and the anticipated costs to Supplier, on a per item basis, as was reflected in the assumptions forming the basis for the initial Fee Percentage, which was designed to produce Per Invoice Fees, on an annual basis, equal to $9,088,007 against $142,556,984 of Supplier's landed net cost of Products shipped and invoiced during that year. If the parties are unable to agree upon an adjustment to the Fee Percentage, then the Per Invoice Fee shall be calculated by application of the Per Classification Fee Percentages (as defined below). Once the adjusted Fee Percentage is agreed to by the parties, or, if not agreed to, once the Per Classification Fee Percentages apply, then the adjusted Fee Percentage or the application of the Per Classification Fee Percentages, as the case may be, shall apply and relate back to the calculation of all Per Invoice Fees paid or payable since the beginning of the semi-annual period during which the Re-evaluation Event occurred that gave rise to the adjustment or change, and the parties shall pay or refund, as the case may be, within three
(3) days following such readjustment or change, all amounts necessary to reconcile the parties' respective accounts.

         As soon as is reasonably practicable following the execution of this Agreement, the parties shall meet, confer, review cost information and such other information as may be necessary, appropriate or advisable to devise a separate fee percentage for the various classifications of Products being or to be supplied to Company by Supplier hereunder. If the parties are unable to agree on the fee percentage for the separate Product classifications, then the parties will attempt to resolve the matter by a formal non-binding mediation with an independent neutral mediator selected to by the parties. Once the parties agree upon the appropriate fees percentages applicable to the various classifications of Products, those resulting fee percentages shall become a part of this Agreement by addendum, and shall herein be referred to as the "Per Classification Fee Percentages."

         For the full term of the Supply Agreement the only change in the overall Fee Percentage of 6.375% will be determined by changes in Product Mix. When product mix percentages fall outside the range of percentages to tolerances set forth on Exhibit D, a new fee will be determined based on the revised product mix with each classification mix multiplied by the individual classification fee percentages initially agreed upon by the

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parties. The individual classification fee percentages will remain constant for the full term of the Supply Agreement.

     3. Services. At those historic levels of service described in Exhibit C, Supplier shall continue to provide to Company all of the functional support services (such as financial accounting and operational services, information systems and computer services and electronic polling procedures, in each case at currently existing levels of service) now provided to the Cash & Carry Stores and costs incurred for the benefit of the Cash & Carry Stores in the distribution and sale of the Products and shall continue to maintain, at currently existing levels of service, all appropriate human resource administrative services provided by Supplier to the Cash & Carry Stores prior to the sale of those stores, relating to employees engaged in the distribution and sale of the Products, the costs of which are included in the Per Invoice Fees described in Section 2 above. Such services are herein referred to as the "Basic Services". Supplier agrees to coordinate all of the Basic Services with Company and to use Supplier's reasonable efforts to adjust or revise such services to conform to Company's reporting and accounting cycles, customs, practices, controls and policies. To the extent that Company requests any new or additional services or any conforming adjustments or revisions beyond either those historic levels of service described in Exhibit C or the currently existing levels (herein, a "Supplementary Service") then the parties shall negotiate in good faith and first agree on the amount of consideration to be paid to Supplier to provide such Supplementary Service; if the parties, despite their best efforts and good faith negotiation, are unable to agree upon the amount of consideration to be paid for the Supplementary Service, then the parties will attempt to resolve the matter by a formal non-binding mediation with an independent neutral mediator selected to by the parties; if following such mediation, the parties remain unable to agree upon the consideration to be paid for the Supplementary Service, then Supplier shall have no obligation to provide the Supplementary Service, and Company shall be free to contract with such third party or parties as Company, in its discretion, may determine to provide same; provided, however, that if Company engages a third party to provide such Supplementary Service, and, by either convenience or necessity, such third party complementarily thereto provides services that comprise part of the Basic Services, then and to the extent of Supplier's resulting avoided costs in providing the Basic Services (but only if such avoided costs in each instance exceed $10,000), Company shall receive an appropriate credit against amounts otherwise payable to Supplier hereunder. It is agreed that Company will be the sole and exclusive employer of employees at the Properties ("Company Employees") and that by providing human resource services to Company, Supplier will not become an employer or a joint employer of any Company Employee. Nothing in this Agreement is intended to create a "joint employer" relationship between Company and Supplier. During the term of this Agreement, representatives of Supplier shall meet quarterly with representatives of Company to ensure coordination of the services provided by Supplier to Company pursuant to the terms of this Agreement. In addition, Company shall have the right at Company's expense and upon reasonable notice to audit Supplier's books and records for the sole purpose of verifying payment hereunder and Supplier shall provide Company and its representatives with access to such of Supplier's systems, data, accounts, procedures, controls and personnel, and shall provide copies of such of Supplier's reports, agreements, statements and other documents generated by, prepared

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for, or delivered to Supplier in connection with the services provided by
Supplier to Company under this Agreement for the limited and exclusive purpose of verifying amounts payable under this Section 3.

     4. Delivery. Supplier will deliver Products in accordance with that Initial Delivery Schedule attached hereto as Exhibit E. From and after the date hereof, Company and Supplier will confer and agree to delivery time windows consistent with those used in calculating the fee schedule. Such delivery time windows and delivery frequencies shall be established to accommodate, to the maximum extent possible, both the ongoing need of Supplier to maximize operating/distribution efficiencies and Company's on-going desire to maintain optimal operations, with due --- consideration to the special requirements with respect to delivery of fresh produce and delivery to small sales volume stores. To the extent consistent with these parameters, the parties will endeavor to establish delivery schedules as will enable Supplier, to the maximum extent practicable, to deliver Products on the basis of full truck, combination loads. So long as Supplier receives reasonably sufficient lead time from the time that Company submits its order, Company reserves the right to cancel all or a portion of Products that is not delivered on the date or to the delivery location specified in the order. Any detention, storage, or delayed transportation charges levied against Company by reason of the actions or omissions of Supplier, its agents, employees, subcontractors or carriers (other than such actions or omissions taken at the direction or with the approval or acquiescence of Company, or actions or omissions caused in whole or in part by an event of force majeure) shall at Company's option be billed back to Supplier. Additional deliveries requested or created through actions or omission of Company, its agents, employees or subcontractors shall create additional charges equal to the rates used in the calculation of freight for Company merchandise. Supplier agrees to remain liable for all damaged or non-conforming Products in accordance with normal return and credit policies practiced by Supplier.

     5. Title and Risk of Loss. Title to the Products shall remain with Supplier until Company's tender of delivery thereof at Company's designated delivery location of the Products. Risk of loss shall pass to Company upon tender of delivery at Company's designated delivery location.

     6. Term. This Agreement shall become effective upon signature by both parties and shall continue in effect until May 15, 2003. Supplier's obligation to sell Product for shipment to the California Excluded Properties shall terminate upon that date six (6) months following the date of this Agreement, or at such earlier date as Company, in its discretion and upon thirty (30) days' prior written notice to Supplier, may elect. The date that Supplier's obligation to sell Product for shipment to the California Excluded Properties terminates is herein referred to as the "California Change-Over Date".

     7. Authority. The relationship created between the parties by this Agreement is solely that of seller of products and provider of services and buyer of products and recipient of services, respectively.


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     8.  Payment Terms.

         a) Supplier shall deliver invoices to Company promptly upon each shipment of Products F.O.B. Company's Portland, Oregon or Modesto or Tracy, California Distribution Center Warehouse, on Supplier's standard invoices.

         b) Company shall pay for Products delivered pursuant to this Agreement by electronic funds transfer no later than ten (10) days after delivery. Payment terms shall be subject to Supplier's normal late payment charges. Upon ten (10) days' prior notice to Supplier, Company may set off against any amounts owing under any invoices the amount of any unpaid liquidated damages then due under
Section 18 below; during said ten-day period, Company shall confer with Supplier to discuss the proposed set-off, the basis for same, and Company and Supplier shall endeavor during that ten-day period to resolve any differences with respect thereto.

     9. Resale Price/Repackaging. Supplier shall continue to operate the pricing system for the Products, but Company shall be free to set its resale prices and other conditions with its customers. In addition, Company shall have the right to repackage and/or re-label any Product; provided, however, that Company shall have no right or authority to, and Company shall not, repackage or re-label any "private label" Products sold by Supplier to Company.

     10. Insurance. Supplier shall maintain or cause to be maintained a policy of comprehensive general liability insurance (including a broad form of vendor's endorsement) naming Company as an additional insured and additional loss payee for personal injury and property damage coverage, with limits of liability of not less than a combined single limit of Three Million Dollars ($3,000,000). In addition, Supplier shall (if transporting shipments from Company's warehouses or distribution centers), maintain automobile liability insurance, including non-owned and hired, with limits of not less than that required, above, for commercial general public liability coverage and shall maintain a policy of statutory workers' compensation insurance on its agents, employees and contractors who enter upon Company's premises in accordance with the laws of the states in which such premises are located. All insurance required shall be underwritten by a duly licensed, financially responsible insurance carrier with a Best's rating of not less than "B+" and shall be evidenced by Certificates of Insurance, which Supplier shall promptly provide to Company confirming that the insurance required has been obtained and is in full force and effect, and requiring that Company be given at least thirty (30) days notice prior to any cancellation.

     11. Indemnity.

     a) Each party (the "indemnitor") agrees fully and forever to indemnify, defend and hold harmless the other party (the "indemnitee") from and against any and all claims, demands, damages, losses, liabilities, actions, causes of actions, suits, judgments, costs and expenses (including litigation costs and reasonable attorneys' fees) arising out of, relating to, or connected with, (i) any act or omission of the indemnitor taken (or omitted) in connection with indemnitor's performance under this Agreement, (ii) any

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breach of any covenant or obligation on the part of indemnitor to be paid, performed or observed hereunder, or (iii) any breach of any warranty or representation made or given by indemnitor hereunder. Nothing in the preceding sentences gives the Company any right or claim against Supplier arising out of, relating to, or connected with Supplier's performance or failure to perform any human resource administrative service or any supplementary human resource service at the direction of the Company under Section 3 above. In addition, Buyer shall similarly indemnify, defend and hold Supplier harmless from and against any demand, claim, suit, action, loss, damage, liability, judgment, costs and expenses (including litigation costs and reasonable attorney fees) arising out of, relating to, or connected with Supplier's performance or failure to perform any Basic Service or Supplementary Service. Nothing herein is in any way intended to abrogate or otherwise affect any right of Company to seek indemnity from Supplier for any product liability with respect to Products sold by Supplier to Company, whether such right arises at common law, by statute or otherwise. .

     12. Compliance. Supplier warrants only that the Products, when tendered for delivery, will conform to such quantity and other specifications as may be set forth on the corresponding order submitted by Company, and that such Products are merchantable, as such term is used and understood under the Oregon Uniform Commercial Code (ORS 72.3140). In addition, Supplier shall assign to Company, to the extent assignable, all warranty rights Supplier may have from any vendor and/or manufacturer with respect to any Products sold to Company hereunder. In all other respects, as to the Products sold or to be sold hereunder, SUPPLIER MAKES NO OTHER WARRANTY OR REPRESENTATION OF ANY KIND, WHETHER EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

     13. Office Space. Supplier shall provide Company with the office space currently used as the administrative offices for Supplier's Cash and Carry operations, or at another suitable location reasonably approved by Company and Supplier, "rent free". In connection with the rental of such space, Company shall bear responsibility for all telephone costs, and Supplier shall bear responsibility for all electricity or other non-telephone utility charges attributable to such office space. In occupying such office space, Company shall comply with all applicable laws (including, without limitation, employment laws and laws governing the procurement of worker's compensation insurance with respect to those of Company's employees who will be working in and/or occupying such office space), and shall maintain such types and levels insurance as is consistent with sound business practice.

     14. Distribution Center Warehouse. Supplier shall continue to provide warehouse slots for shipping and delivery of Products purchased pursuant to the terms of this Agreement at Supplier's distribution center located at 6433 S.E. Lake Road, in Portland, Oregon, or at those distribution centers located in Modesto or Tracy, California, during the term of this Agreement. Supplier shall also provide the following minimum slots dedicated to Cash & Carry Stores' operations during the term of this Agreement:

             a) Dry - 1600;

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             b) Frozen - 400;

             c) Frozen Meat - 124; and

             d) Deli/Dairy/Cheese - 70.

     Supplier agrees to provide additional warehouse slots for shipping and delivery of Products purchased pursuant to the terms of this Agreement in numbers and at charges to be agreed upon by Supplier and Company.

     15. Force Majeure. Neither party shall be deemed to be in default hereunder (except in respect of payment obligations) by reason of its delay in performance of, or failure to perform, any of its obligations hereunder if such delay or failure is caused by strikes or other labor disturbances, riots or other civil disturbances, fire, accident, flood, interference by civil or military authorities, shortages of labor, raw material, power fuel, water, means of containers or transportation facilities or common lack of other necessities, plant or traffic disturbances, delays in transportation, failure of suppliers, compliance with any law, rule, regulation or governmental order that (x) becomes effective after the date hereof and (y) is binding on the party whose performance is affected thereby, and compliance therewith by such party is not voluntary or optional, the establishment by producers or manufacturers of Products of allocations or restrictions on quantities of Products available to a party (in which case performance will be excused only to the extent of amounts in excess of the other party's fair allocable share); and/or any other circumstances beyond its reasonable control. If deliveries are delayed for more than three (3) days due to any of these circumstances, then either party shall be free to cancel the undelivered portion of any order in question without incurring any liability towards the other party.

     16. Termination.

             a) Except as provided in Section 1 with respect to a Major Service Level Breach (which shall be the sole basis for termination by reason of Supplier's failure to meet the Service Level requirements), if either party breaches any of the material provisions or conditions of this Agreement and fails to discontinue and cure such breach within thirty (30) days after receipt of written notice from the complaining party, the complaining party shall have the right to terminate this Agreement without prejudice to any other remedy either party may have against the other for breach or nonperformance of this Agreement.

             b) Notwithstanding paragraph (a) above, in the event of termination of this Agreement prior to the end of the stated term, either party may require the other to continue to honor the terms of this Agreement for up to six (6) additional months to allow Company to arrange for suitable replacement supplies, warehousing and service.

             c) Upon the expiration or termination of this Agreement, Company shall at its own cost (i) promptly return to Supplier all advertising material and all other information received from Supplier, (ii) promptly cease to engage in advertising or promotional activities concerning the Products, and (iii) promptly cease to represent, in

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any manner, that Company has been designated by Supplier to sell or promote the
Products.

     17. Special Provisions.

             a) Company shall provide notice to Supplier of Company's ad/display quantity requirements ("Ad/Display Requirements") no later than 21 days prior to shipment thereof as called for in the corresponding purchase order. In addition, Company shall provide notice to Supplier of Company's projections, 21 days prior to shipment thereof, for demand of any new Products ("New Product Projections"). Failure to so provide the Ad/Display Requirements or New Product Projections shall operate to excuse Supplier from liability or any other consequence called for hereunder (and shall not be taken into account in calculating the Service Level or otherwise in determining whether a Service Level Breach or a Major Service Level Breach has occurred) to the extent the actual ad/display quantity or new Product requirements with respect to which prior notice was not timely provided to Supplier exceed Company's normal quantity requirements with respect to the same Products.

             b) In the event that Company discontinues to offer for sale at the Cash & Carry Stores (or otherwise substantially reduces its projected demand for) a Product sold by Supplier exclusively to Company and with respect to which Supplier has or maintains inventory, then, Company shall promptly so notify Supplier, and Company shall thereupon purchase and accept delivery all such inventory (or, in the case of a reduced projected demand, all excess inventory) from Supplier over a reasonable period of time.

             c) Supplier shall have full control and authority over all procurement responsibilities involved in connection with Supplier's performance hereunder, including the procurement of all inventory of Products for ultimate resale to Company pursuant to this Agreement, and Supplier shall employ, and shall have and enjoy all rights and authority (and obligations) of an employer with respect to all procurement personnel (including all rights with respect to compensation, discipline and termination of such personnel); provided, however, that, the procurement personnel selected by Supplier to service Supplier's obligations hereunder shall be mutually and reasonably acceptable to Company; provided further, that all costs (salary, benefits, employer shares of payroll taxes, contributions, and the like) incurred by Supplier for that procurement personnel servicing Company's account with Supplier shall be borne by Company, and shall be reimbursed to Supplier no less frequently than on a quarterly basis, upon presentation of an invoice showing in reasonable detail the calculation of the amounts due. Supplier shall confer with Company with respect to the selection and compensation of procurement personnel involved in servicing Supplier's obligations hereunder, and shall, if so requested by Company, furnish to Company relevant information in the possession of Supplier relating to the qualifications and background of any applicant for such a procurement position with Supplier (subject, however, to the privacy rights of such applicant).

     18. Liquidated Damages for Breach of Service Level Obligations.

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         NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY,
IF, DURING ANY CALENDAR QUARTER THROUGHOUT THE TERM OF THIS AGREEMENT, SUPPLIER COMMITS A SERVICE LEVEL BREACH, THEN COMPANY SHALL BE ENTITLED TO RECEIVE FROM SUPPLIER AS LIQUIDATED DAMAGES AN AMOUNT EQUAL TO 3.75% MULTIPLIED BY THE EXCESS, IF ANY, OF (A) THAT AMOUNT THAT WOULD HAVE BEEN THE ACTUAL DELIVERED AMOUNT DURING THAT QUARTER HAD THE MINIMUM SERVICE LEVELS BEEN ACHIEVED, OVER
(B) THE ACTUAL DELIVERED AMOUNT FOR THAT CALENDAR QUARTER , WHICH RESULTING AMOUNT SHALL BE SEPARATELY CALCULATED FOR ALWAYS-IN MERCHANDISE AND ALL OTHER MERCHANDISE. THE PARTIES AGREE THAT THE COMPANY'S ACTUAL DAMAGES WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE IF SUPPLIER BREACHES SUCH OBLIGATION, AND THAT SUCH SUM IS THE BEST ESTIMATE OF THE AMOUNT OF DAMAGES COMPANY WOULD SUFFER. THIS SUM SHALL BE THE AMOUNT THAT THE COMPANY IS ENTITLED TO RECEIVE AS LIQUIDATED DAMAGES WITH RESPECT TO A SERVICE LEVEL BREACH (EXCEPT FOR THE RIGHT TO TERMINATE FOR A MAJOR SERVICE LEVEL BREACH AS PROVIDED IN SECTION 1), AND SHALL BE COMPANY'S SOLE REMEDY FOR A SERVICE LEVEL BREACH, BUT SHALL NOT LIMIT IN ANY WAY WHATSOEVER ANY RIGHTS OR REMEDIES COMPANY MAY HAVE WITH RESPECT TO A BREACH OF ANY OTHER OBLIGATION OF SUPPLIER UNDER THIS AGREEMENT. THE PARTIES WITNESS THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION BY SEPARATELY INITIALING THIS SECTION.

         Supplier:  ___________     Company:  ____________

The Liquidated Damages provisions in this Agreement relate only to Service Level Breaches arising under Section 1, and do not apply to any of the obligations described in Section 3 of this Agreement.

     19. Notices. Whenever the service or the giving of any document or consent by or on behalf of any party hereto upon any other party is herein provided for, or becomes necessary or convenient under the provisions of this Agreement or any document related hereto, a valid and efficient service of such document shall be effected by delivering the same in writing to such party in person, by Federal Express or other reputable courier, by facsimile, or by sending the same by registered or certified mail, return receipt requested, and shall be deemed received upon personal delivery if delivered personally, by Federal Express or other reputable courier or by facsimile, or four (4) business days after deposit in the mail in the United States, postage prepaid, addressed to the person to receive such notice or communication at the following address:

          If to Supplier:                United Grocers, Inc.
                                         6433 SE Lake Road
                                         Portland, Oregon  97222
                                         Attention: Mr. Charles Carlbom


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
                                         Phone: (503) 833-1003
                                         Fax:    (503) 833-1008

          If to Company:                 Smart & Final Inc.
                                         4700 South Boyle Avenue
                                         Los Angeles, CA 90058
                                         Attn:  Donald G. Alvarado, Esq.
                                         Phone: (213) 589-9726
                                         Fax:       (213) 589-0415

Each of the parties shall be entitled to specify a different address by giving notice as aforesaid.

     20. Entire Agreement. This Agreement, and the Exhibits attached hereto, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations, and discussions, whether oral or written.

     21. Amendment and Modification. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     22. Headings. The headings of this Agreement are included for purposes of reference and convenience only, and shall not define, construe or limit the meaning of any provision of this Agreement.

     23. Assignment. Neither party shall transfer, assign or delegate (other than ordinary subcontracting incidental and customary to such party's performance hereunder, and other than the assignment of accounts arising with respect to the sale of Products or the performance of services hereunder as collateral to a bank or other lender as security for a loan) its rights or duties











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
hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Without Company's prior consent, Supplier shall be entitled to assign its rights and delegate its duties under this Agreement to any entity which who acquires all or a major portion of the business or operating assets of Supplier, provided that any such assignee expressly assumes Supplier's duties and obligations under this Agreement and that the net worth of such assignee equals or exceeds the net worth of Supplier as of the closing date of the transaction contemplated by the Purchase Agreement. Without Supplier's prior consent, Company shall be entitled to assign its rights and delegate its duties under this Agreement to any entity which controls, is controlled by or under common control with Company.

     24. Governing Law; Venue. The validity, construction and interpretation of this Agreement shall be governed by the internal laws of the State of Oregon applicable to contracts made and to be performed wholly within that state.

     25. Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

     26. Expenses; Attorneys' Fees. Each party shall bear the expenses (including, without limitation, attorneys' fees) incurred by it in connection with the negotiation, execution and delivery of this Agreement and the agreements contemplated by this Agreement. In the event any party takes legal action (including arbitration or mediation) to enforce any of the terms of this Agreement, the party who is determined to be the prevailing party shall be entitled to recover its reasonable expenses, including attorneys' fees for pretrial investigation, at trial, and on appeal, incurred in such action.

     27. Arbitration; Mediation. Any dispute claim or controversy concerning, arising out of, or relating to this agreement (including, without limitation, any such dispute, claim or controversy concerning, arising out of, or relating to the making, performance or interpretation hereof) shall first be mediated by the parties. If the dispute, claim or controversy is not settled by way of mediation, then the parties shall submit the same to binding arbitration in Portland, Oregon, in accordance with ORS 36.330-36.365, and judgment or decree on the arbitration award or the decision of the arbitrator(s) may be entered in any court of competent jurisdiction. The arbitrator(s) may award damages, interest, attorneys' fees and litigation costs, and/or permanent injunctive relief, but in no event shall the arbitrator have the authority to award punitive or exemplary damages. The prevailing party, as determined by the arbitrator(s), shall be entitled to recover all of its reasonable litigation fees and costs. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction for relief in the form of a temporary restraining order or preliminary injunction, or other provisional remedy pending final determination of a claim through arbitration in accordance with this paragraph. If proper notice of any hearing has been given, the arbitrator will have full power to proceed to take evidence or to perform any other acts necessary to arbitrate the matter in the absence of any party who fails to appear. THE PARTIES



13 - Supply Agreement

UNDERSTAND, ACKNOWLEDGE AND AGREE THAT THEY ARE HEREBY WAIVING THEIR RESPECTIVE RIGHT TO A JURY TRIAL BY AGREEING TO SUBMIT ANY AND ALL DISPUTES TO FINAL AND BINDING ARBITRATION.

     28. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

     29. Severable Provisions. If any of the provisions of this Agreement are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to be the extent enforceable, shall nevertheless be binding and enforceable.

     30. Confidentiality. Each of Company and Supplier (as appropriate, the "promisor") agrees to and will cause its respective authorized agents, representatives, affiliates, employees, officers, directors, accountants, counsel and other designated representatives (collectively, "Representatives") to (i) treat and hold as confidential (and not disclose or provide access to any person to) all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") concerning the other party (the "promisee") in the promisor's possession or furnished by the promisee or its Representatives pursuant to this Agreement, (ii) in the event that promisor or its Representatives become legally compelled to disclose any such Information, provide the promisee with prompt written notice of such requirement so that the promisee may seek a protective order or other remedy or waive compliance with this Section 30, and (iii) in the event that such protective order or other remedy is not obtained, or the promisee waives compliance with this Section 30, furnish only that portion of such Information which is legally required to be provided and exercise promisor's best efforts to obtain assurances that confidential treatment will be accorded such Information; provided, however, that this sentence shall not apply to any Information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such party or its Representatives; and provided further, however, that the provisions of clauses (i) and (ii) above shall not preclude a party from disclosing Information to its Representatives or to its lenders or their Representatives (provided that each such Representative shall be advised of the confidential nature of such Information) or from disclosing Information to or filing Information within any governmental authority or agency with jurisdiction over such party. Each party agrees and acknowledges that remedies at law for any breach of its obligations under this Section 30 are inadequate and that in addition thereto the other party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breath, without the necessity of demonstrating the inadequacy of monetary damages. The provisions of this







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
Section 30 shall not apply to the extent any such Information is required to be disclosed by applicable law.

                  The parties have executed this Agreement as of the date and year first above written.

                                                 UNITED GROCERS, INC.
                                                 an Oregon business corporation
                                                 ("Supplier")



                                                 By:  /s/ Charles E. Carlbom
                                                      --------------------------
                                                 Its: President and CEO


                                                 SMART & FINAL INC.
                                                 a Delaware corporation
                                                 ("Company")


                                                 By:  /s/ Martin A. Lynch
                                                      --------------------------
                                                 Its: Exec. VP & CFO















14 - Supply Agreement

Omitted Exhibits:

Exhibit A -       Product List
Exhibit B -       "Always In: Products
Exhibit C -       Historic Levels of Service
Exhibit D -       Product Classification Product Mix Tolerances
Exhibit E -       Initial Delivery Schedule/Windows